Exhibit 99.1

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WidePoint Corporation

Fourth Quarter and Year-End 2017 Earnings Conference Call

March 21, 2018

C O R P O R A T E   P A R T I C I P A N T S

Kimberly Rogers, Moderator, Hayden IR

Jin Kang, Chief Executive Officer and President

Jason Holloway, Executive Vice President and Chief Sales & Marketing Officer, and Chief Executive Officer and President of WidePoint Cybersecurity Solutions Corp.

Kito Mussa, Executive Vice President and Chief Financial Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Michael Crawford, B. Riley & Co.

Sam Donaldson, Private Investor

Rich Molinsky, Private Investor

P R E S E N T A T I O N

Operator:

Greetings and welcome to the WidePoint Corporation Fourth Quarter and Full-Year 2017 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host Kim Rogers, Managing Director at Hayden IR.

Kimberly Rogers:

Thank you, Elmer. Good afternoon and thank you for joining us today to discuss WidePoint's fourth quarter and full-year 2017 financial results. With me today are WidePoint's President and Chief Executive Officer, Jin Kang, as well as Jason Holloway, Chief Sales and Marketing Officer and President and Chief Executive Officer of WidePoint’s Cybersecurity Solutions Corp., and Kito Mussa. WidePoint’s Chief Financial Officer. Jin will provide an overview of the quarter and full-year results; Jason will provide a sales and marketing update; and Kito will review the financial results of the fourth quarter. At that point, we'll open the call for question-and-answer.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com	1

Before I turn the call over to Jin, I'd like to remind all participants that during this conference call any forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, including financial guidance and similar expressions, including, without limitation, expressions using the terminology may, will, believe, expect, plans, anticipates, predicts, forecasts, and expressions which reflect something other than historical facts, are intended to identify forward-looking statements. These forward-looking statements involve a number of risk factors and uncertainties, including those discussed in the Risk Factor section of WidePoint's annual report on Form 10-K, it's quarterly reports on Form 10-Q, and other SEC filings and the Company's press releases. Actual results may differ materially from any forward-looking statements due to such risk factors and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after this conference call, except as required by law.

Now I’ll turn the call over to WidePoint's CEO, Jin Kang, for opening remarks. Please go ahead, Jin.

Jin Kang:

Great. Thank you, Kim, and good afternoon, everyone. Thank you all for joining us today. Since I took the helm as CEO in July of last year, we have successfully executed on the corporate strategy that I shared with the Board and my Team upon my appointment. I’m pleased with the progress we have made to stabilize the Company and reduce our net losses. As a result of the cost savings actions taken during the third and fourth quarters of 2017, we reduce the operating expenses for the full year by 6%. Most notably, in the fourth quarter, we reduced the operating expenses by 12%. This resulted in narrowing our GAAP net losses for the full year and exiting the fourth quarter with positive Adjusted EBITDA. Kito will provide the details of our financial performance, but I want to take a few minutes to highlight some of our accomplishments.

We increased our gross margin from 13% to 18%. We have reduced GAAP net losses by $1.4 million compared to the first half of 2017. We were Adjusted EBITDA positive for Q3 and Q4 of 2017 and we had top and bottom line improvements sequentially and year-over-year. We ended 2017 on a positive note and I thank the WidePoint Team for their hard work in delivering these improved results. We believe in delivering on the commitments we make and we delivered on the commitments made in our last two earnings calls.

I’m particularly pleased that we improved financial performance in the fourth quarter even without the large re-compete purchase order from the Air Force. We expected the award from the Air Force to have come in during Q4, but we received the purchase order in the amount of $1.8 million on March 8 of this year. This purchase order, if it was received as scheduled, the fourth quarter revenues would have improved by $1.8 million to $21.7 million for the fourth quarter.

Now, moving on to our growth strategy, we have made good progress towards strategically aligning our staff and resources to support our Trusted Mobility Management framework, or TM2. As discussed during our Q3 earnings call, TM2 framework combines the strength of our three solution sets—Telecom Lifecycle Management, TLM; Identity Management, IDM; and Bill Presentment & Analytics, PB&A—all concentrated on managing and securing our customers’ mobility assets. As evidenced by the new contracts we’ve recently announced, we can see that TM2 is gaining traction in the market. We are pursuing new business with commercial customers, and that pipeline is growing nicely. Please be reminded that we have a long sales cycle. However, I am encouraged by the quality and size of the prospects and longer-term opportunities that we are seeing. Jason will provide a summary of our sales strategy in his prepared remarks, but I will highlight some specific activities on that front.

We are actively selling our TM2 offerings, which means we have considerable cross-selling and up-selling opportunities. These opportunities are very attractive as they represent higher gross margin revenues. Our TM2 framework is a highly differentiated offering, as WidePoint is the only provider of all three components of secure mobile management. We’re leveraging the strengths of our core capabilities into a comprehensive enterprise-wide solution set that securely enables and manages our clients’ mobile assets. We’re very intentional in communicating to the market our unique capabilities to manage, analyze, and protect communication assets, and deploy identity management solutions that provide secure access to restricted environments.

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We now have our Senior Management Team and our go-to-market product strategy in place. As you may know, our Executive Management Team Members are long-term shareholders, and as such, we are very motivated to improve shareholder value. I can assure you that we are all highly committed to delivering on our strategy to improve topline growth and delivering profitability.

With that, I will turn the call over to Jason to discuss our sales strategy to grow our business and Kito will follow with additional details of our financial performance. Jason?

Jason Holloway:

Thank you, Jin. Good afternoon, fellow shareholders. We have been using a variety of means to expand our customer base and expand our market opportunity; for example, cross-selling and up-selling our Trusted Mobility Management and partnering with large system integrators like CDW and Samsung, using an integrated team approach.

Since the transition in the Leadership Team last year, we moved from a portfolio company to a company that leverages its full capabilities and integrates its offering around security mobility management. This is a major benefit to WidePoint from the TM2 platform, and we see meaningful opportunities in this approach. As Jin mentioned, we are the only secured mobility provider in this space with offerings across telecom lifecycle management, identity management, and bill presentment and analytics, which is a critical differentiator.

This approach is already producing one of the healthiest sales pipelines not seen over the last several years. For example, we are expanding our relationship with U.S. carriers where we see an opportunity to help them provide increased security, enhanced visibility, and an expansive set of management tools to their enterprise customers where our single integrated platform can merge into their systems to help increase efficiency. We also look to partner with additional large technology solutions providers and systems integrators to complement their offerings to their enterprise and government customers. We are driving to become part of these large system integrators solution sets. This way we can leverage their sales and marketing resources.

We recently signed a Master Professional Services Agreement, or MPSA, with one of the largest providers of technology products and services for business, government, and education, and we look forward to further developing that relationship in 2018 and beyond.

We use a direct sales approach globally to identify, sale, and close, both commercial and government opportunities. For this we have a core sales team of business development experts, account executives, and product subject matter experts to manage the entire sales lifecycle. We are also using an indirect sales approach to reach new target markets by outsourcing a portion of our lead generation in certain business development activities through third-party partners. We believe our partners understand our product and service offerings and they can utilize their sales team to generate leads and connect with prospective clients.

In addition, we continue to form valuable strategic partnerships and alliances that provide us with additional access to potential clients and larger market opportunities. As a result, we may team up with other companies and competitors to bid on projects that include one or more of our services as part of a larger offering. Our new alliance and the execution of the MPSA with one of the largest providers of technology products and services is an example of this approach.

Lastly, we are closely working with our clients to educate them on TM2, as well as our additional capabilities, which can translate into more revenue from existing clients at higher margins. The WidePoint Team is fully energized and ready to deliver in 2018.

With that, I will hand the call over to Kito.

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Kito Mussa:

Thank you, Jason. I’ll first provide a high level overview of our results and then dive into the details of our fourth quarter results and then turn it back over to Jin. Also, you can find additional information in our 2017 annual report on Form 10-K which was filed with the U.S. Securities and Exchange Commission just prior to this earnings call.

We finished our fourth quarter with a 9% increase in revenues, narrowed our GAAP net losses to $3.5 million from $4.1 million last year, and reported positive Adjusted EBITDA of $279,000 as compared to negative $1.7 million last year. Our lower GAAP net loss and positive Adjusted EBITDA for the fourth quarter of 2017 were largely attributable to our cost savings efforts in the prior quarters.

Now to the numbers. Revenue increased to $19.9 million in the fourth quarter compared to $18.3 million in 2016. One driver for this increase was recognition of revenue from mobile accessory and reselling orders that were pushed into the fourth quarter from the third quarter as we discussed in our previous earnings call. Gross profit for the fourth quarter of 2017 was approximately $3.6 million or 18% of revenue, as compared to approximately $2.4 million or 13% of revenue in 2016. The improvement in gross profit over last year was driven by higher mobile accessory sales and the impact of labor cost savings.

Operating expenses for the fourth quarter decreased by 12% to $4.3 million as compared to $4.9 million in 2016 due in large part to cost savings actions taken during the third and fourth quarter of 2017. Cost-saving measures decreased sales and marketing to $493,000 from $601,000 in 2016 and decreased general administrative expense to $3.7 million from $3.8 million in 2016. The decrease in operating expenses was not as significant due to one-time fourth quarter severance and office closure exit charges of $353,000. Excluding one-time expenses, our operating expenses would’ve been approximately $3.3 million, which is a decrease of over 10%.

Now let’s talk about our financial position. We ended the fourth quarter with $5.2 million in cash, $2.6 million in working capital, and approximately $4.5 million available on our credit line. Our cash position was lower at the end of the fourth quarter due to billing and collection-related delays near the end of the year.

Before I turn it back over to Jin, I’d like to reiterate that as a company we have cut costs, right sized the Company in terms of both employees and properties, and positioned our company to scale to meet anticipated revenue growth going forward. I want to emphasize that as a result of cost savings actions taken, on an Adjusted EBITDA basis we went from a negative $1.2 million in the first half of 2017 to a positive $300,000-plus in the second half of the year. This represents a $1.5 million swing. That said, we are very pleased with these results.

Now I’d like to turn it back over to Jin.

Jin Kang:

Thank you, Kito, and thank you, Jason. At this time I would like to open up the calls for questions from our participants. Operator, will you please open the calls for questions?

Operator:

At this time we will be conducting a question-and-answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment please while we poll for questions.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com	4

Our first question is from Mike Crawford, B. Riley FBR. Please proceed with your question.

Michael Crawford:

Thank you. In 2017 versus the last year, your carrier services revenue and managed services revenues, at least for your managed service fees, were almost the same at around $44 million, $45 million for the first and $23 million for the latter. Is there an expectation that you’re going to grow your managed services revenues in 2018 and, thus, that’s one of the main ways that you’ll increase the gross margin overall?

Kito Mussa:

Hi, Mike. This is Kito. The answer to that basically is that, yes, the managed service fee revenue is the way that we can have the largest impact on our gross margin going forward, so that would be an area that we’d want to grow. As I mentioned before, we’re trying to place less emphasis on carrier services. However, as clients do ask for those services, obviously we’re going to continue to provide that, but it’s not something that we want to stress going forward.

Michael Crawford:

Okay. Thanks, Kito. Then, your business overall with commercial enterprises declined a little bit year-over-year whereas it held steady at least with the Federal Government. Do you see the growth primarily in Federal Government or do you see commercial turning as well?

Jin Kang:

Yes, Mike. Those numbers are accurate and the commercial side, the reason why you saw some attrition in the work there is because we made a conscious decision over the last six months to reduce or put, you know, essentially stop the work that we were losing money on. Some of those things were commercial work, but we see both commercial and Federal Government work growing over the 2018 year. I don’t want to go into too much detail about our sales pipeline; however, we have a good mix of both Federal and commercial customers.

Michael Crawford:

Okay. Great. Then maybe for a final question, could you comment on when Coast Guard might move beyond pilot phase on your services agreement with the Department of Homeland Security and, as well, the status of any RFP that’s being prepared for the next iteration of that agreement?

Jin Kang:

Okay. There was, I think, I don’t know how many questions there were, but I’ll try my best to answer the questions. For the U.S. Coast Guard, we are going through the pilot process. The pilot project is scheduled to go out until September 30. It’s going really well. The Coast Guard is having some challenges because what they’re in the process of doing is to bringing in the budget back to the headquarters element. The latest we have now is that they will implement the entire Coast Guard 1 September this year. That’s the latest information that we have.

Now, we’re trying to get this thing in earlier. It may come in earlier, it may come in later; it’s very difficult to say. Then, of course, there’s a looming government shutdown and the continuing resolution. Although it shouldn’t have any impact on our current work, but it does have impact on any new work, and so that’s kind of where that is.

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In terms of the DHS CWMS BPA, the contract ends in December of this year, December 19 to 20 of this year. They are going through a re-compete process. We have met with source selection committees to help them put together a draft statement of work, and we are looking for the final RFP to come out at the end of the second quarter with the award to be made somewhere like November of this year. It may go out further, but there’s no danger in that, as all of the current task orders can take the option of pushing their current work out until December of 2019. The Federal Government has up until that time to get the new contract in place.

We are positioning ourselves for the re-compete by putting in the things that are hard to do for our competitors into the RFP, such as ATO, Authorization to Operate, ATO, and also being able to operate as what we call FISMA Moderate, Federal Information Systems Management Act. This all has to do with security, and we have all of the eight major components of DHS locked up and they’re very happy with us and they will have a say in this acquisition process, so we are pretty confident that we’re in a good position for the re-compete.

Did that answer your questions, Mike?

Michael Crawford:

Yes. Thank you very much.

Jin Kang:

Okay. Thank you. Operator?

Kito Mussa:

Thank you, Mike.

Operator:

As a reminder, we are now conducting a question-and-answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment please while we poll for questions.

Our next question is from Sam Donaldson, Private Investor. Please proceed with your question.

Sam Donaldson:

Congratulations. It appears that you’re turnaround strategy is working. Jin, you said you were very pleased by that. Well, we’re very pleased with that too, and to you and to Jason and Kito and everybody on the Team, we appreciate it.

I was going to ask about the Coast Guard. You know that’s my old role on the phone, but I think you’ve handled that. I would just bring up one more thing though from the past. The CoD, at one point it appeared (inaudible) really and then I think in the last conference call you said something to the extent that maybe in two years the Government will have its act together. What’s your latest estimate of whether we’ll ever see any light in the tunnel at the end of that?

Jin Kang:

Right. The Certificate on Device, I think that that’s a technology that customers, both private and federal government public can take advantage of. We are still pushing to get some of the work done. We are talking with some potential customers that may be using that particular service. These are our existing customers and we’ve been providing this capability and demonstrating this capability to those folks. What we have done with the Certificate on Devices is that since our software development, its majority is complete, so what we’re doing now we halted investment in that as the solution is ready to go. As we get customers on board, what we will do is we will turn that on and provide that capability and we will hire up the necessary O&M staff, Operations & Maintenance staff, to support those projects.

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I think we’re in a very good place. I think that there is some reasonable strong interest in our Certificate on Device because all the folks are looking at how do we identify these mobile devices that are coming onto our network. We are going out there; we are pitching this to our customer; and I think we’re getting some reasonable interest. Jason, would you like to add anything to that?

Jason Holloway:

Sure. Hey, Sam. The other thing that I wanted to add to what Jin said is that along with the Trusted Mobility Management, the convergence, we also have taken this opportunity to be very proactive and we’re actually doing a technology convergence into the ITMS platform, so the Intelligent Telecommunications Management System that we have right now, between the Identity Management group of the Cyber group, along with the Telecom Lifecycle Management group, we have brought the two organizations together and there’s been an actual convergence of the technology itself. This is also something that is going to really position us in the marketplace and this is where we see this being a very strong key differentiator for us by putting that in there. Again, it’s just going to give us the opportunity for us to have a very robust single integrated platform to take to the marketplace.

Sam Donaldson:

Well, thanks very much. All I can say, gentlemen, is keep going. I’m not getting any younger. Bye-bye.

Kito Mussa:

Thank you.

Jin Kang:

Thank you.

Jason Holloway:

Thank you.

Jin Kang:

You won’t have to wait much longer, Sam.

Sam Donaldson:

Okay, Jin.

Operator:

Our next question comes from Rich Molinsky (phon), Private Investor. Please proceed with your question.

Rich Molinsky:

Guys, congratulations on the terrific quarter: cash flow positive, showing improvements. One thing that was really positive was that even though the contract of $1.8 million contract you didn’t get in the fourth quarter, you announced in March. Is that business going to be booked in the first quarter, do you expect, or are we looking more towards the second quarter? Any indication you could give us on that quarter, you know?

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Kito Mussa:

Hi. This is Kito. The contract you’re talking about, that’s going to be booked in the first quarter and it’s been something we’ve had for many years, so we’re very happy to be able to re-win that work.

Jin Kang:

Yes. Just a little more color on that is that if that would’ve come in in the fourth quarter, our fourth quarter numbers would’ve been even better than what we reported. This $1.8 million is going to show up in the first quarter and our run rate between the fourth quarter, all of our managed services are pretty much the same, aside from some of the accessory sales and such. I think it’ll be a little bit comparable, so I wouldn’t go out and buy a Ferrari or a Lamborghini just yet.

Rich Molinsky:

Yes. No. It’s impressive that without getting that contract you still showed an improvement and cash flow positive numbers. That’s a pretty good nugget, $1.8 million. Great job in controlling the expenses and I look forward to this year. It should be exciting, so thank you so much. I appreciate it.

Jin Kang:

Great. Thank you.

Kito Mussa:

Thanks.

Jason Holloway:

Thank you.

Jin Kang:

Thank you, Richie.

Operator:

Ladies and gentlemen, we have reached the end of the question-and-answer session and I would like to turn the call back to Jin Kang for closing remarks.

Jin Kang:

Thank you, Operator. We thank you all for joining us today on our fourth quarter call and we look forward to connecting with you on our first quarter 2018 call in May. We appreciate everyone taking the time to join us today. Thank you again and have a great evening.

Operator:

This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com	8